Exhibit 99.1

SHARE PURCHASE AGREEMENT

DATED AS OF

August 30, 2016

BY AND AMONG

SPI SOLAR, INC.,

MELODIOUS INVESTMENTS COMPANY LIMITED

AND

JILUN HE

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of August 30, 2016, by and among Melodious Investments Company Limited, a company incorporated under the Laws of the British Virgin Islands (the “Purchaser”), SPI Solar, Inc., a company organized under the Laws of the State of Delaware (the “Seller”) and Jilun He, an individual with Hong Kong ID number of R931365(5) (the “Guarantor”).

W I T N E S S E T H :

WHEREAS, the Seller beneficially owns (i) an aggregate of 8,000,000 shares of the common stock, par value $0.01 per share (the “Common Stock”), (ii) an aggregate of 7,012 shares of series C-1 convertible preferred stock, par value $0.01 per share (the “C-1 Preferred Stock”) and (iii) an aggregate of 7,012 shares of series C-2 convertible preferred stock, par value $0.01 per share (the “C-2 Preferred Stock” and collectively with the C-1 Preferred Stock, the “Preferred Stock”) of EnSync, Inc., a Wisconsin corporation (the “Company”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Seller the Sale Shares (as defined below) beneficially owned by the Seller; and

WHEREAS, the Purchaser and the Seller desire to provide for the purchase and sale of the Sale Shares and to establish certain rights and obligations in connection therewith.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

SALE OF SHARES

Section 1.1 Purchase and Sale

. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined below) the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller (i) 8,000,000 shares of Common Stock, (ii) 7,012 shares of C-1 Preferred Stock and (iii) 4,341 shares of C-2 Preferred Stock (collectively, the “Sale Shares”), for an aggregate purchase price of $17,000,000 (the “Purchase Price”).

Section 1.2 The Closing; Deliveries. (a) The closing of the purchase and sale of the Sale Shares hereunder (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong within three (3) Business Days following the date on which each of the conditions set forth in Article VI is satisfied or duly waived at the Closing or at such other place, time and/or date as shall be mutually agreed by the Seller and the Purchaser (the date of the Closing, the “Closing Date”).

(a) At the Closing, the Purchaser shall pay, or cause to be paid by Melodious International Investments Group Limited or other third party(s) as designated by the

Purchaser, 50% of the Purchase Price (equaling US$8,500,000) to the Seller’s bank account, the details of which shall be provided by the Seller to the Purchaser at least three (3) Business Days prior to the Closing Date. Delivery of such 50% of the Purchase Price shall be made against receipt by the Purchaser of one or more certificates representing the Sale Shares and the certified true copy of the register of members or shareholders of the Company evidencing that the Purchaser is a holder of the Sale Shares delivered to the Purchaser in accordance with the terms of this Agreement. For the avoidance of doubt, the unpaid portion of the Purchase Price shall be paid to the Seller no later than six (6) months after the Closing Date.

(b) The Seller shall be responsible for and shall pay any sales, use, transfer, documentary or other similar taxes that relate to the purchase and sale of the Sale Shares hereunder.

Section 1.3 Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 8.1.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

Section 2.1 Title to Shares

. Except as set forth in Section 2.1 of Schedule I hereto as of the date hereof, the Seller has good and valid title to the Sale Shares being sold by the Seller to the Purchaser hereunder, free and clear of all liens, charges, claims, security interests, restrictions, options, proxies, voting trusts or other encumbrances (“Encumbrances”). Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Sale Shares, upon delivery to the Purchaser at the Closing of certificates representing the Sale Shares and the certified true copy of the register of members or shareholders of the Company evidencing that the Purchaser is a holder of the Sale Shares, the Purchaser will acquire all of the Seller’s right, title and interest in and to the Sale Shares being sold to the Purchaser and will receive good and valid title to the Sale Shares, free and clear of any and all Encumbrances.

Section 2.2 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted.

Section 2.3 Due Authorization.  The Seller has all right, power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each of the other Transaction

Documents to which it is a party, the sale and delivery of the Sale Shares by the Seller to the Purchaser hereunder and the compliance by the Seller with each of the provisions of this Agreement and each of the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action of the Seller. This Agreement has been, and each of the other Transaction Documents to which the Seller is a party when executed and delivered by the Seller will be, duly and validly executed and delivered by the Seller, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Seller will constitute, a valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

Section 2.4 Consents, No Violations. Neither the execution, delivery or performance by the Seller of this Agreement or any of the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or by-laws or other organizational documents of the Seller, (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law or (ii) any provision of any material agreement or other instrument to which the Seller is a party or pursuant to which the Seller or any of its assets or properties is subject, or (c) require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Seller.

Section 2.5 Disclosure. There is no fact or information relating to the Company or any of its subsidiaries, actually known to the Seller, that would reasonably be expected to have a Material Adverse Effect and that has not been disclosed to the Purchaser by the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, as of the date hereof and as of the Closing, as follows:

Section 3.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted.

Section 3.2 Due Authorization. The Purchaser has all right, power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party, the purchase of the Sale Shares by the Purchaser from the Seller and the compliance by the Purchaser with each of the provisions of this Agreement and each of the Transaction Documents to which it is a party (a) are within the power and authority of the Purchaser and (b) have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been, and each of the other Transaction Documents to which it is a party when executed and delivered by the Purchaser will be, duly and validly executed and delivered by the Purchaser, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Purchaser will constitute, a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its respective terms except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

Section 3.3 Consents, No Violations. Neither the execution, delivery or performance by the Purchaser of this Agreement or any of the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the organizational documents of the Purchaser, (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law, or (ii) any provision of any material agreement or other instrument to which the Purchaser is a party or pursuant to which the Purchaser or its assets or properties is subject, or (c) except for any consents waived or obtained prior to or at the Closing, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Purchaser.

Section 3.4 Availability of Funds. The Purchaser has, or will have prior to the Closing, available sufficient funds to pay the Purchase Price.

Section 3.5 Status and Investment Intent.

(a) The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Sale Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(b) The Purchaser is acquiring the Sale Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Sale Shares in violation of the Securities Act or any other applicable state securities law.

(c) The Purchaser was not identified or contacted through the marketing of the Sale Shares.  The Purchaser did not contact the Seller as a result of any general solicitation or directed selling efforts.  The Purchaser acknowledges that the Sale Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law.  The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.  The Purchaser is acquiring the Purchased Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

ARTICLE IV

PRE-CLOSING COVENANTS

Section 4.1 Commercially Reasonable Best Efforts to Complete. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to make effective and consummate the transactions contemplated by this Agreement.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Purchase Price Payment.   The Purchaser shall pay, or cause to be paid by Melodious International Investments Group Limited or other third party(s) as designated by the Purchaser, the unpaid portion of the Purchase Price to the Seller as soon as practicable after the Closing and in no event later than six (6) months following the Closing Date.

Section 5.2  Purchaser’s Put Option.   In the event that any of the C-1 Preferred Stock or the C-2 Preferred Stock is not converted into shares of common stock of the Company within six (6) months following the Closing Date, the Purchaser shall, at any time after such six (6) months have lapsed following the Closing Date, (i) be released from any and all obligations to pay the unpaid portion of the Purchase Price pursuant to Section 5.1 hereof, and (ii) have the right to request the Seller to repurchase such C-1 Preferred Stock and the C-2 Preferred Stock, in whole or in part, at a price of $1,018.25 per share of Preferred Stock, plus an uncompounded 10% annual interest (“Repurchase Price”) calculated commencing from the Closing Date to the date the Seller makes the full payment of the Repurchase Price, provided however, such Repurchase Price shall be deducted the amount of the unpaid portion of the Purchase Price pursuant to Section 5.1 hereof. The Seller shall consummate the repurchase of the Preferred Stock within ten (10) Business Days upon receipt of the written notice from the Purchaser requesting such repurchase pursuant to this Section 5.2.

Section 5.3 Seller’s Obligation to Convert Preferred Stock.  The Seller agrees and acknowledges that (a) the transactions contemplated hereby shall not alter the conditions for the Preferred Stock to convert into Common Stock as stipulated in the certificate of designation issued by the Company to the Seller on July 13, 2015 and the supply agreement entered into by and between the Company and the Seller on July 13, 2015, respectively; and (b) the Seller, not the Purchaser, shall have the obligations to use its commercially best efforts to fulfill the conditions for the conversion of the Preferred Stock into Common Stock following the Closing hereof.

Section 5.4 Guarantee and Indemnity.  Guarantor hereby irrevocably and unconditionally:

(a) guarantees to the Seller the performance of all of the obligations of the Purchaser under the Transaction Documents;

(b) undertakes to the Seller that whenever the Purchaser does not pay any amount when due under or in connection with the Transaction Documents, Guarantor shall immediately on demand pay that amount as if he were the principal obligor; and

(c) undertakes to the Seller that, if any amount that would otherwise be claimed by the Seller under paragraphs (a) and (b) above is for any reason not recoverable thereunder on the basis of a guarantee, Guarantor shall, as a principal debtor and primary obligor, indemnify the Seller  immediately on demand against any cost, loss or liability that the Seller may incur or suffer as a result of the Obligor not paying any amount when (if such amount were recoverable by the Seller) it would have had to pay under paragraphs (a) and (b) above if the amount claimed had been recoverable on the basis of a guarantee.

Section 5.5 Continuing Guarantee. The guarantee hereunder is a continuing guarantee and will extend to the ultimate balance of sums payable by the Purchaser under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

Section 5.6 Immediate Recourse.  Guarantor waives any right he may have of first requiring the Seller (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from Guarantor under this Agreement. This waiver applies irrespective of any law to the contrary.

Section 5.7 Additional Security. The guarantee under Section 5.4 hereof is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Seller.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Obligations of the Purchaser and the Seller. The respective obligations of the Purchaser and the Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the consummation of the transactions contemplated hereby;

Section 6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) the Seller shall have delivered to the Purchaser (i) one or more certificates representing the Sale Shares and (ii) a certified true copy of the register of members or shareholders of the Company evidencing that the Purchaser is the holder of the Sale Shares;

(b) Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and when made as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date); and

(c) The Seller shall have performed, satisfied and complied in all material respects with all of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing.

Section 6.3 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date); and

(b) The Purchaser shall have performed, satisfied and complied with all of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing Date.

ARTICLE VII

TERMINATION

Section 7.1 Termination.  This Agreement may be terminated at any time prior to the Closing by mutual written agreement of parties hereto (the “Termination Date”).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) except as set forth in this Section 7.2, provided that nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement and provided further that this Section 7.2 and Sections 8.3, 8.12, 8.13 and 8.14 shall survive termination of this Agreement and Section 8.2 shall survive termination of this Agreement to the extent provided therein.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Defined Terms; Interpretations. The following terms, as used herein, shall have the following meanings:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” shall have the meaning ascribed thereto in the preamble.

“Closing” shall have the meaning ascribed thereto in Section 1.2(a).

“Closing Date” shall have the meaning ascribed thereto in Section 1.2(a).

“Common Stock” shall have the meaning ascribed thereto in the recitals.

“C-1 Preferred Stock” shall have the meaning ascribed thereto in the recitals.

“C-2 Preferred Stock” shall have the meaning ascribed thereto in the recitals.

“Company” shall have the meaning ascribed thereto in the recitals.

“Encumbrances” shall have the meaning ascribed thereto in Section 2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

“Governmental Entity” shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

“Laws” shall include all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

“Litigation” shall have the meaning ascribed thereto in Section 8.13.

“Material Adverse Effect” shall mean a material adverse effect on the properties, business, operations, results of operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole; provided, however, that changes relating to United States or foreign economies in general or the Company’s and its subsidiaries' industries in general and not specifically relating to the Company or its subsidiaries shall not constitute a Material Adverse Effect for purposes of this Agreement.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“PRC” shall mean the People's Republic of China.

“Preferred Stock” shall have the meaning ascribed thereto in the recitals.

“Purchase Price” shall have the meaning ascribed thereto in Section 1.1.

“Purchaser” shall have the meaning ascribed thereto in the preamble.

“Repurchase Price” shall have the meaning ascribed thereto in Section 5.2.

“SEC” shall mean the Securities and Exchange Commission.

“Sale Shares” shall have the meaning ascribed thereto in Section 2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

“Seller” shall have the meaning ascribed thereto in the preamble.

“Termination Date” shall have the meaning ascribed thereto in Section 7.1(b).

“Transaction Documents” shall mean this Agreement and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with this Agreement or such other documents or the transactions contemplated hereby or thereby.

Section 8.2 Fees and Expenses

. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expense.

Section 8.3 Further Assurances

. At any time or from time to time after the Closing, the Seller and the Purchaser agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby or by the other Transaction Documents and to otherwise carry out the intent of the parties hereunder or thereunder.

Section 8.4 Successors and Assigns

. This Agreement shall bind and inure to the benefit of the parties hereto and the respective successors, permitted assigns, heirs and personal representatives of the parties hereto, provided that prior to the Closing neither party shall assign its rights or obligations under this Agreement to any Person without the prior written consent of the other party.

Section 8.5 Notices

. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by email, telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i) if to the Seller, to:

SPI Solar, Inc.

7F/A Block, 1st Building

Jinqi Plaza, No. 2145 Jinshajiang Road

Putuo District

Shanghai, P.R. China

Attention:    Xiaofeng Peng

(ii) if to the Purchaser, to:

Melodious Investments Company Limited

45F, China Resources Building

26 Harbour Road

Wan Chai, Hong Kong

Attention:    Jilun He

(iii) if to the Guarantor, to:

45F, China Resources Building

26 Harbour Road

Wan Chai, Hong Kong

Attention:   Jilun He

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

Section 8.6 Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 8.7 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 8.8 Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 8.9 Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

Section 8.10 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law.

Section 8.11 Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any claim, action, suit, investigation or proceeding (“Litigation”) arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

Section 8.12 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION DOCUMENTS.

Section 8.13 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

SPI Solar, Inc.

By:/s/ Xiaofeng Peng_________

Name: Xiaofeng Peng

Title: Director

Melodious Investments Company Limited

By:/s/ Jilun He_________

Name: Jilun He

Title: Director

Jilun He

/s/ Jilun He_________

Schedule I

Section 2.1.  On June 21, 2016, SPI Solar, Inc. entered into a loan agreement (the “Loan Agreement”) with Head & Shoulders Credit Limited (“Head & Shoulders”). In connection therewith, SPI Solar, Inc. has pledged 8,000,000 shares of Common Stock to Head & Shoulders as security for the due payment of the secured obligations by SPI Solar and the due performance of SPI Solar, Inc.’s obligations under the Loan Agreement in accordance with a deed of share charge between SPI Solar and Head & Shoulders.

[Share Purchase Agreement - Schedule I]